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                                                                  EXHIBIT (A)(7)

                        [FORM OF SUMMARY ADVERTISEMENT]

    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED FEBRUARY 29, 1996 AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE
PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY UNTERBERG HARRIS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                       19,218,735 SHARES OF COMMON STOCK
                  (INCLUDING THE COMMON SHARE PURCHASE RIGHTS)
                                       OF
                              CRAY RESEARCH, INC.
                                       AT
                              $30.00 NET PER SHARE
                                       BY
                           C ACQUISITION CORPORATION
                          a wholly owned subsidiary of
                             SILICON GRAPHICS, INC.

    C Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and wholly owned subsidiary of Silicon Graphics, Inc., a Delaware corporation ("Parent"), is offering to purchase 19,218,735 shares (the "Offered Number") of common stock, par value $1.00 per share (the "Shares"), of Cray Research, Inc. a corporation organized and existing under the laws of the State of Delaware (the "Company"), including the Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated May 15, 1989, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement"), at a price of $30.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 29, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). All references herein to the Rights include all benefits which may inure to stockholders of the Company pursuant to the Rights Agreement, and unless the context requires otherwise, all references herein to Shares include the Rights. Following the Offer, Purchaser intends to effect the Merger (as defined below).

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
           EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
                  MARCH 27, 1996, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT WHEN ADDED TO THE SHARES ALREADY OWNED BY PARENT WILL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS.
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    The  Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 25, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company ("Ineligible Shares"), and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be cancelled and converted automatically into the right to receive (i) 1.00 fully paid and non-assessable share of Parent's common stock (the "Exchange Ratio"); provided, however, that if Purchaser accepts for payment and pays for less than 19,218,735 Shares in the Offer (the number of Shares so accepted for payment and paid for being referred to herein as the "Accepted Share Number"), then the Exchange Ratio shall be equal to a fraction (the "Adjusted Exchange Ratio"), (A) the numerator of which is equal to (x) the number of outstanding Shares immediately prior to the Effective Time (excluding Ineligible Shares) (the "Final Outstanding Number") PLUS (y) the Accepted Share Number MINUS (z) the Offered Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding PROVISO, an amount in cash equal to a fraction, (A) the numerator of which is the product of $30 (or any greater amount per Share paid pursuant to the Offer) and the amount by which the Offered Number exceeds the Accepted Share Number and (B) the denominator of which is the Final Outstanding Number.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of shares validly tendered and not withdrawn. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    If more than 19,218,735 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a PRO RATA basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is
open,    including   the    occurrence   of    any   condition    specified   in
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Section 14 of the Offer  to Purchase, by giving oral  or written notice of  such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Wednesday, March 27, 1996 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 28, 1996. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Dealer Manager or the Information Agent at their addresses and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and Information Agent) for soliciting tenders of Shares pursuant to the Offer.
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                    THE INFORMATION AGENT FOR THE OFFER IS:

                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                         CALL TOLL FREE: 1-800-223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                                UNTERBERG HARRIS
                         275 Battery Street, 29th Floor
                        San Francisco, California 94111
                         CALL TOLL FREE: 1-800-622-8448

February 29, 1996